UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

Registration Statement Under the Securities Act of 1933

CNO Financial Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	75-3108137
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

11299 Illinois Street
Carmel, Indiana 46032
(Address of Principal Executive Offices) (Zip Code)

CNO Financial Group, Inc. Amended and Restated Employee Stock Purchase Plan
(Full title of the plan)

Matthew J. Zimpfer
CNO Financial Group, Inc.
11299 Illinois Street, Suite 200
Carmel, Indiana 46032
(Name and address of agent for service)

(317) 817-6100
(Telephone number, including area code, of agent for service)

With copies to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019-6099
(212) 728-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	⮽	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by CNO Financial Group, Inc. (the “Company”) to register an additional 1,600,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), for issuance under the CNO Financial Group, Inc. Amended and Restated Employee Stock Purchase Plan (the “Plan”). The amendment and restatement of the Plan, which was adopted by the Company’s board of directors on February 12, 2025 and approved by the Company’s stockholders on May 8, 2025, increased the number of shares of Common Stock reserved and available for issuance under the Plan by the number of shares being registered herein.

The shares of the Company’s Common Stock previously reserved for issuance under the Plan were registered pursuant to the Registration Statement on Form S-8 (File No. 333-224819) filed by the Company with the Securities and Exchange Commission (the “Commission”) on May 10, 2018 (the “Prior Registration Statement”). This Registration Statement relates to securities of the same class as that to which the Prior Registration Statement relates and is filed pursuant to General Instruction E to Form S-8. Accordingly, the contents of the Prior Registration Statement are incorporated herein by reference, to the extent not superseded or amended hereby.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 have been or will be delivered to participants in the Plan to which this Registration Statement relates, as specified by Rule 428(b)(1) of the Securities Act. Such documents are not required to be, and are not, filed with the Commission either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. Such documents and the documents incorporated herein by reference pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents previously filed by the Company with Commission, pursuant to the Securities Act or Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference into this Registration Statement:

(a)    The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the Commission on February 26, 2025, including the portions of the Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on March 26, 2025, to the extent specifically incorporated by reference therein;

(b)    The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025 filed with the Commission on May 7, 2025;

(c)    The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2025 filed with the Commission on August 6, 2025;

(d)    The Company’s Current Reports on Form 8-K filed with the Commission on January 3, 2025 and May 12, 2025, to the extent each such report is filed, not furnished; and

(e)    The description of the Company’s Common Stock registered pursuant to Section 12 of the Exchange Act contained in the Company’s Registration Statement on Form 8-A filed with the Commission on September 10, 2003, including any amendments or reports filed for the purpose of updating that description.

Except to the extent that information therein is deemed furnished and not filed pursuant to the Exchange Act, all documents that may be filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall also be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 6.    Indemnification of Directors and Officers.

The Company is incorporated in the State of Delaware. The Company maintains directors’ and officers’ liability insurance that insures any person who is a director or officer of the Company against any liability incurred by him or her in any such capacity or arising out of his or her status as a director or officer. Additionally, the Company and certain of its subsidiaries have entered into indemnification agreements with the Company’s directors.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) permits a corporation, in its certificate of incorporation, to eliminate or limit the liability of a director to the corporation or its stockholders for monetary damages for breaches of fiduciary duty as a director or officer, provided that such a provision shall not eliminate or limit the liability of: (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders; (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) a director under Section 174 of the DGCL (relating to unlawful payment of dividends or unlawful stock purchases or redemptions); (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit; or (v) an officer in any action by or in the right of the corporation.

Article Nine of the Company’s Amended and Restated Certificate of Incorporation provides that, except to the extent otherwise provided by the DGCL, the Company’s directors shall not be liable to the Company or its stockholders for monetary damages arising from a breach of their fiduciary duty as directors.

Section 145 of the DGCL provides that a Delaware corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in such capacity in another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. In the case of an action or suit brought by or in the right of the corporation, indemnification of any director, officer, employee or agent of the corporation (or person serving at the request of the corporation in such capacity in another enterprise) against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit is permitted if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation; however, no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Delaware Court of Chancery, or the court in which such action or suit was brought, shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Article Nine of the Company’s Amended and Restated Certificate of Incorporation provides generally that the Company will indemnify any person who was or is made a party or is threatened to be made a party to or is otherwise involved (including involvement as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer or employee of the Company or a wholly owned subsidiary of the Company or, while a director, officer or employee of the Company or a wholly owned subsidiary of the Company, is or was serving at the request of the Company or a wholly owned subsidiary of the Company as a director, officer, employee, partner, member, manager, trustee, fiduciary or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other entity or enterprise, including service with respect to an employee benefit plan shall be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL.

Under the DGCL, a Delaware corporation has the power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation or is or was serving in such capacity at the request of the corporation for another enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation has the power to indemnify such person against such liability under the Section 145 of the DGCL.

Article V of the Company’s Amended and Restated Bylaws permits the Company to purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, partner, member, manager, trustee, fiduciary or agent of the Company or a wholly owned subsidiary of the Company or was serving at the request of the Company or a wholly owned subsidiary of the Company as a director, officer, employee, partner, member, manager, trustee, fiduciary or agent of another corporation, partnership, joint venture, limited liability company, trust or other entity or enterprise against any expense, liability or loss asserted against such person and incurred by such person in any such capacity, whether or not the Company would have the power to indemnify such person against such expenses, liability or loss under the DGCL.

Item 8.    Exhibits.

Exhibit No.	Description

3.1
Amended and Restated Certificate of Incorporation of CNO Financial Group, Inc., dated July 31, 2025, incorporated by reference to Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q filed August 6, 2025.

3.2
Amended and Restated Bylaws of CNO Financial Group, Inc., dated as of August 7, 2024, incorporated by reference to Exhibit 3.2 of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024.

4.1
Fifth Amended and Restated Section 382 Rights Agreement, dated as of November 10, 2023, between CNO Financial Group, Inc. and Equiniti Trust Company, LLC, as rights agent, which includes the Certificate of Designations for the Series F Junior Participating Preferred Stock as Exhibit A, the Form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C, incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed November 13, 2023.

5.1*	Opinion of Willkie Farr & Gallagher LLP.
23.1*	Consent of PricewaterhouseCoopers LLP.
23.2*	Consent of Willkie Farr & Gallagher LLP (included in the opinion filed as Exhibit 5.1).
24.1*	Power of Attorney (included in the signature pages to this Registration Statement).
99.1	CNO Financial Group, Inc. Amended and Restated Employee Stock Purchase Plan, incorporated by reference to Annex D of the Company’s Definitive Proxy Statement on Schedule 14A filed March 26, 2025.
107*	Filing Fee Table.

*Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carmel, State of Indiana, on August 7, 2025.

CNO FINANCIAL GROUP, INC.

By:	/s/ Gary C. Bhojwani
Gary C. Bhojwani
Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Gary C. Bhojwani, Paul H. McDonough and Matthew J. Zimpfer, and each of them severally, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitute or his, her or their substitutes, may lawfully do or cause to be done by virtue hereof and the rights and powers herein granted.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates so indicated.

Signature	Title	Date

/s/ Gary C. Bhojwani	Director and	August 7, 2025
Gary C. Bhojwani	Chief Executive Officer

/s/ Paul H. McDonough	Executive Vice President	August 7, 2025
Paul H. McDonough	and Chief Financial Officer

/s/ Joel T. Koehneman	Senior Vice President and	August 7, 2025
Joel T. Koehneman	Chief Accounting Officer

/s/ Archie M. Brown	Director	August 6, 2025
Archie M. Brown

/s/ David B. Foss	Director	August 6, 2025
David B. Foss

/s/ Mary R. (Nina) Henderson	Director	August 6, 2025
Mary R. (Nina) Henderson

/s/ Adrianne B. Lee	Director	August 6, 2025
Adrianne B. Lee

[Signatures continue on the following page.]

Signature	Title	Date

/s/ Daniel R. Maurer	Director	August 7, 2025
Daniel R. Maurer

/s/ Chetlur S. Ragavan	Director	August 6, 2025
Chetlur S. Ragavan

/s/ Steven E. Shebik	Director	August 7, 2025
Steven E. Shebik

/s/ Jessica A. Turner	Director	August 7, 2025
Jessica A. Turner